Exhibit 99.1

Theravance Biopharma, Inc. Reports Third Quarter 2023 Financial Results and Provides Business Update

•	Q3 2023 YUPELRI® (revefenacin) net sales, recognized by Viatris, increased 9% from Q3 2022, reaching an all-time high of $58.3 million[1]
•	Progress made towards the achievement of non-GAAP profitability, with Q3 2023 GAAP Net Loss of $9.0 million and Non-GAAP Loss of $0.7 million[2]
•	Company expects to complete $325 million capital return program by year-end, having returned $30.8 million via share repurchases during Q3 2023 and $294.6 million since inception through quarter end
•	Áine Miller, Ph.D. promoted to SVP of Development; Richard A. Graham, Ph.D. to remain through February 2024

DUBLIN, IRELAND – NOV 7, 2023 – Theravance Biopharma, Inc. (“Theravance Biopharma” or the “Company”) (NASDAQ: TBPH) today announced financial and operational results for the third quarter of 2023.

“We are pleased with the company’s bottom line performance in the third quarter, driven by a combination of continued YUPELRI growth and expense management, which positioned us to report a non-GAAP loss of less than $1 million,” said Rick E Winningham, Chief Executive Officer. “In addition, as we work with the MSA community to activate sites globally and enroll our Phase 3 CYPRESS study, our conviction in ampreloxetine’s potential to address unmet needs of MSA patients and caregivers burdened by symptomatic nOH remains strong.”

“With her extensive contributions at Theravance and prior strategic development and regulatory leadership experience at Alkermes, Elan, and Allergan, Aine is well positioned to lead the Development organization through completion of the CYPRESS study, NDA submission and beyond,” said Rick E Winningham. “I am pleased that Rick will stay through February to ensure we meet our PIFR-2 commitments and maintain our momentum in CYPRESS but will miss his steadfast leadership and camaraderie – he has been an important partner in Theravance’s success.”

Third Quarter Highlights

YUPELRI® (revefenacin) inhalation solution, the first and only once-daily, nebulized LAMA (long- acting muscarinic agent) bronchodilator approved in the US for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD):

1 In the US, Viatris is leading the commercialization of YUPELRI, and the Company co-promotes the product under a profit and loss sharing arrangement (65% to Viatris; 35% to the Company).

2 Non-GAAP profit (loss) consists of GAAP net income (loss) before taxes less share-based compensation expense and non-cash interest expense. See the section titled "Non-GAAP Financial Measures" for more information.

•	Achieved total net sales of $58.3 million for the quarter, increasing 9% year-over-year (Q3 2023 vs Q3 2022) and 6% quarter-over-quarter (Q3 2023 vs Q2 2023).[1] Sales growth was driven by increasing customer demand, up 14% year-over-year.[3]
•	Grew Retail TRx by 30% (Q3 2023 vs Q3 2022)[4] and doses sold into the hospital channel by 41% year-over-year (Q3 2023 vs Q3 2022).
•	Increased share within the long-acting nebulized segment of the COPD market. During the quarter, share within the community and hospital settings increased to 30.2% and 16.1%, respectively, from 26.4% and 13.3% in Q3 2022.[5]
•	Completed enrollment in the PIFR-2 study, with top line data disclosure anticipated for January 2024. PIFR-2 study evaluates revefenacin delivered via jet nebulizer compared to tiotropium delivered via dry powder inhaler in severe to very severe COPD patients with low peak inspiratory flow rate (PIFR).

Ampreloxetine, an investigational, once-daily norepinephrine reuptake inhibitor in development for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with multiple system atrophy (MSA):

•	Presented new data at the International Congress of Parkinson’s Disease and Movement Disorders Congress (MDS) in Copenhagen, Denmark in August. Presentations highlighted ampreloxetine’s consistent effects on nOH symptoms across a range of MSA subjects, in addition to a highly differentiated efficacy and safety profile.
•	Data to be presented at the 34th International Symposium on the Autonomic Nervous System on November 16th.
•	Continued to open sites globally for the CYPRESS study, with the expectation of enrolling the last patient into the open-label period of the study in the second half of 2024.

Financials:

•	Q3 2023 GAAP Net Loss of $9.0 million and Non-GAAP Loss of $0.7 million compared with net losses of $15.6 million and $7.4 million, respectively, in Q2 2023. Sequential improvement in Net Loss was driven primarily by increased Viatris Collaboration Revenue and a reduction in expenses across R&D and SG&A. Within SG&A, the largest driver of the decrease was due to expense management initiatives taken within the G&A organization.
•	Completed $30.8 million of share buybacks in Q3 2023 and $294.6 million from program inception through September 30, 2023. As of September 30, 2023, the Company had $30.4 million remaining in the program, which is expected to be completed by the end of 2023.

3 Viatris reported customer demand Q3'23: inclusive of direct customer shipments to various channels, including DMEs, retail pharmacies and hospitals.

4 Symphony Health METYS Prescription Dashboard. Retail data serves as a proxy for the total community (Retail + DME).

5 Hospital LA-NEB Market Share - IQVIA DDD through 9/30/2023. Community LA-NEB Market Share includes Retail + DME / Med B FFS through July ’23.

TRELEGY ELLIPTA, the first once-daily single inhaler triple therapy for COPD and asthma:

•	GSK posted third quarter 2023 global net sales of $675 million (up 22% from $552 million reported in the third quarter of 2022).[6] Year to date, through the third quarter, GSK has posted TRELEGY global net sales of $2.0 billion. Theravance Biopharma is entitled to a milestone payment from Royalty Pharma of $50 million if TRELEGY global net sales are equal to or exceed $2.9 billion[7] in 2023, the first of $250 million of potential milestones that can be achieved between 2023 and 2026.

Third Quarter Financial Results

•	Revenue: Total revenue for the third quarter of 2023 was $15.7 million, consisting almost entirely of Viatris collaboration revenue. Viatris collaboration revenue increased by $3.2 million, or 26%, in the third quarter compared to the same period in 2022 due primarily to higher net sales and lower costs incurred by Viatris. The Viatris collaboration revenue represents amounts receivable from Viatris and comprises the Company’s 35% share of net sales of YUPELRI, as well as its proportionate amount of the total shared costs incurred by the two companies. The non-shared YUPELRI costs incurred by Theravance Biopharma are recorded within operating expenses. While Viatris records the total net sales of YUPELRI within its financial statements, Theravance Biopharma’s implied 35% share of net sales of YUPELRI for the third quarter of 2023 was $20.4 million which represents a 9% increase compared to the same period in 2022.

•	Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2023 were $8.3 million, compared to $9.9 million in the same period in 2022. Third quarter R&D expenses included total non-cash share-based compensation of $2.0 million.

•	Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the third quarter of 2023 were $16.1 million, compared to $16.3 million in the same period in 2022. Third quarter SG&A expenses included total non-cash share-based compensation of $4.3 million.

•	Stock Based Compensation: Share-based compensation expenses for the third quarter of 2023 were $6.3 million, compared to $8.5 million in the same period in 2022. Share-based compensation expenses consisted of $2.0 million for R&D and $4.3 million for SG&A in the third quarter of 2023, compared to $2.6 million and $5.2 million, respectively, in the same period in 2022. In the third quarter of 2022, there was also $0.7 million in restructuring-related share-based compensation expense. The $2.3 million reduction in total share-based compensation expenses was primarily related to our 2021 restructuring and our 2023 strategic actions.

•	Net Income from Discontinued Operations: Net Income from discontinued operations from the prior year period of $932.7 million was primarily related to the $1,141.1 million gain from the sale of our equity interests in TRC, LLC and was partially offset by the tax liability arising from the gain and a $24.0 million loss on the extinguishment of our non-recourse 2035 notes.

6 Source: GSK-reported Net Sales in USD.

7 The first milestone payment of $50.0 million will be triggered if Royalty Pharma receives $240.0 million or more in royalty payments from GSK with respect to 2023 TRELEGY global net sales, which we would expect to occur in the event TRELEGY global net sales reach approximately $2.863 billion. Royalties payable from GSK to Royalty Pharma are upward tiering from 6.5% to 10%.

•	Net Loss from Operations and Non-GAAP Net Loss (from continuing operations)[2]: Net loss from continuing operations was $9.0 million in the third quarter of 2023 compared to $16.0 million in the same period in 2022, and non-GAAP net loss from continuing operations was $0.7 million in the third quarter of 2023 compared to $7.1 million in the same period in 2022. Non-GAAP net loss from continuing operations consists of GAAP net income (loss) from operations, excluding share-based compensation expense, non-cash interest expense, and income tax expense (benefit). See the section titled "Non-GAAP Financial Measures" for more information.

•	Cash Position: Cash, cash equivalents and marketable securities totaled $134.0 million as of September 30, 2023.

2023 Financial Guidance

•	Operating Expenses (excluding share-based compensation and one-time restructuring costs): The Company continues to expect full year 2023 R&D expense of $35 million to $45 million and SG&A expense of $45 million to $55 million.

•	Non-GAAP Profitability: The Company reaffirms its expectation that it will generate non-GAAP profit in 2H 2023, subject to YUPELRI’s increased net sales growth.[2]

R&D Leadership

Effective November 7, 2023, Áine Miller, Ph.D., will assume the role of SVP, Development at Theravance Biopharma, replacing Richard A Graham, Ph.D. Dr. Miller has been with the company for nearly four years in increasing positions of leadership and currently serves as the company’s Vice President, Regulatory, Quality and Clinical Safety & Pharmacovigilance. Dr. Miller led Theravance’s Type C meeting with the FDA, reaching alignment on the design of the ampreloxetine Cypress study, our single Phase 3 study to support US approval. Rick Graham, Ph.D., will be leaving the company after eight years of significant contributions towards establishing and optimizing Theravance Biopharma’s development capabilities. Rick will continue in a strategic advisor role through the read out and communication of the PIFR-2 study results and will work towards a seamless transition through the end of February 2024.

2024 Annual General Meeting of Shareholders; Board of Directors

The Company will hold its 2024 Annual General Meeting of Shareholders on May 8, 2024, in Dublin, Ireland (2024 AGSM). Dr. Burton Malkiel has informed the Company that he does not intend to stand for re-election at the 2024 AGSM. Reflecting better alignment with the smaller size and focus of the Company, the Board has approved reducing the size of the Board from 9 persons to 8 persons effective automatically upon the completion of Dr. Malkiel’s term at the 2024 AGSM.

Settlement Agreement

On October 27, 2023, certain subsidiaries of Theravance Biopharma and Mylan Ireland Limited and Mylan Specialty L.P. (together, “Viatris”) entered into a Settlement Agreement with Teva Pharmaceuticals, Inc. and Teva Pharmaceuticals USA, Inc. (together, “Teva”), relating to Theravance and Viatris’s YUPELRI® (revefenacin) inhalation solution. The Settlement Agreement resolves ongoing patent litigation brought by Theravance and Viatris against Teva pursuant to the Hatch-Waxman Act based on Teva’s filing of an abbreviated new drug application seeking approval to market a generic version of YUPELRI® (revefenacin) inhalation solution prior to expiration of the Orange Book Listed Patents.

Under the Settlement Agreement, Theravance and Viatris granted Teva a royalty-free, non-exclusive, non-sublicensable, non-transferable license to manufacture and market Teva’s generic version of YUPELRI® (revefenacin) inhalation solution in the United States on or after the licensed launch date of April 23, 2039, subject to certain exceptions as is customary in these types of agreements. As required by law, the settlement is subject to review by the U.S. Department of Justice and the Federal Trade Commission. The patent litigation previously disclosed by the Company against the other six ANDA filers, along with certain affiliates, remains pending.

Conference Call and Live Webcast Today at 5:00 pm ET

Theravance Biopharma will hold a conference call and live webcast accompanied by slides today at 5:00 pm ET / 2:00 pm PT / 10:00 pm GMT. To participate in the live call by telephone, please register here. Those interested in listening to the conference call live via the internet may do so by visiting Theravance Biopharma’s website at www.theravance.com, under the Investors section, Presentations and Events.

A replay of the webcast will be available on Theravance Biopharma’s website for 30 days through December 7, 2023.

About the PIFR-2 Study

This study is a randomized, double-blind, parallel-group study, comparing improvements in lung function in adults with severe to very severe COPD and low peak inspiratory flow rate following once-daily treatment over 12 weeks with either YUPELRI (revefenacin) inhalation solution delivered via standard jet nebulizer or SPIRIVA® (tiotropium) delivered via a dry powder inhaler (Spiriva® HandiHaler®).

About Ampreloxetine

Ampreloxetine, an investigational, once-daily norepinephrine reuptake inhibitor in development for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with multiple system atrophy (MSA). The unique benefits of ampreloxetine treatment reported in MSA patients from Study 0170 included an increase in norepinephrine levels, a favorable impact on blood pressure, clinically meaningful and durable symptom improvement, and no signal for supine hypertension. The company has been granted an orphan drug designation in the US and, if results support it, plans to file an NDA for full approval based on the Phase 3 CYPRESS study.

About CYPRESS (Study 0197), a Phase 3 Study

Study 0197 (NCT05696717) is currently enrolling. This is a registrational Phase 3, multi-center, randomized withdrawal study to evaluate the efficacy and durability of ampreloxetine in participants with MSA and symptomatic nOH after 20 weeks of treatment; the primary endpoint of the study is change in the Orthostatic Hypotension Symptom Assessment (OHSA) composite score. The Study includes four periods: screening, open label (12-week period, participants will receive a single daily 10 mg dose of ampreloxetine), randomized withdrawal (eight-week period, double-blind, placebo-controlled, participants will receive a single daily 10 mg dose of placebo or ampreloxetine), and a long-term treatment extension. Secondary outcome measures include change from baseline in Orthostatic Hypotension Daily Activity Scale (OHDAS) item 1 (activities that require standing for a short time) and item 3 (activities that require walking for a short time).

About Multiple System Atrophy (MSA) and Symptomatic Neurogenic Orthostatic Hypotension (nOH)

MSA is a progressive brain disorder that affects movement and balance and disrupts the function of the autonomic nervous system. The autonomic nervous system controls body functions that are mostly involuntary. One of the most frequent autonomic symptoms associated with MSA is a sudden drop in blood pressure upon standing (nOH).8 There are approximately 50,000 MSA patients in the US9 and 70-90% of MSA patients experience nOH symptoms.10 Despite available therapies, many MSA patients remain symptomatic with nOH.

Neurogenic orthostatic hypotension (nOH) is a rare disorder defined as a fall in systolic blood pressure of ≥20 mm Hg or diastolic blood pressure of ≥10 mm Hg, within 3 minutes of standing. Severely affected patients are unable to stand for more than a few seconds because of their decrease in blood pressure, leading to cerebral hypoperfusion and syncope. A debilitating condition, nOH results in a range of symptoms including dizziness, lightheadedness, fainting, fatigue, blurry vision, weakness, trouble concentrating, and head and neck pain.

About Theravance Biopharma

Theravance Biopharma, Inc.’s focus is to deliver Medicines that Make a Difference® in people's lives. In pursuit of its purpose, Theravance Biopharma leverages decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Ampreloxetine, its late-stage investigational norepinephrine reuptake inhibitor in development for symptomatic neurogenic orthostatic hypotension, has the potential to be a first in class therapy effective in treating a constellation of cardinal symptoms in multiple system atrophy patients. The Company is committed to creating/driving shareholder value.

For more information, please visit www.theravance.com.

THERAVANCE BIOPHARMA®, THERAVANCE®, and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies (in the U.S. and certain other countries).

YUPELRI® is a registered trademark of Mylan Specialty L.P., a Viatris company. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

8 https://medlineplus.gov/genetics/condition/multiple-system-atrophy/

9 UCSD Neurological Institute (25K-75K, with ~10K new cases per year); NIH National Institute of Neurological Disorders and Stroke (15K-50K).

10 Delveinsight MSA Market Forecast (2023); Symptoms associated with orthostatic hypotension in pure autonomic failure and multiple systems atrophy, CJ Mathias (1999).

Forward-Looking Statements

This press release and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, expectations and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the Company’s repurchase of its ordinary shares by way of an open market share repurchase program, the impact of recent headcount reductions in connection with focusing investments in research, the Company’s governance policies and plans, the Company’s expectations regarding its allocation of resources and maintenance of expenditures, the Company’s goals, designs, strategies, plans and objectives, future YUPELRI sales, the ability to provide value to shareholders, the Company’s regulatory strategies and timing of clinical studies, possible safety, efficacy or differentiation of our investigational therapy, and contingent payments due to the Company from the sale of the Company’s TRELEGY ELLIPTA royalty interests to Royalty Pharma. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: whether the milestone thresholds can be achieved, delays or difficulties in commencing, enrolling or completing clinical studies, the potential that results from clinical or non-clinical studies indicate the Company’s product candidates or product are unsafe, ineffective or not differentiated, risks of decisions from regulatory authorities that are unfavorable to the Company, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, risks of collaborating with or relying on third parties to discover, develop, manufacture and commercialize products, and risks associated with establishing and maintaining sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure, ability to retain key personnel, the impact of the Company’s recent restructuring actions on its employees, partners and others, the ability of the Company to protect and to enforce its intellectual property rights, volatility and fluctuations in the trading price and volume of the Company’s shares, and general economic and market conditions. Other risks affecting Theravance Biopharma are in the Company's Form 10-Q filed with the SEC on August 9, 2023, and other periodic reports filed with the SEC. In addition to the risks described above and in Theravance Biopharma’s filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Theravance Biopharma provides a non-GAAP profitability target and a non-GAAP metric in this press release. Theravance Biopharma believes that the non-GAAP profitability target and non-GAAP net loss from operations provide meaningful information to assist investors in assessing prospects for future performance and actual performance as they provide better metrics for analyzing the performance of its business by excluding items that may not be indicative of core operating results and the Company's cash position. Because non-GAAP financial targets and metrics, such as non-GAAP profitability and non-GAAP net loss from operations, are not standardized, it may not be possible to compare these measures with other companies' non-GAAP targets or measures having the same or a similar name. Thus, Theravance Biopharma's non-GAAP measures should be considered in addition to, not as a substitute for, or in isolation from, the Company's actual GAAP results and other targets.

Contact:

investor.relations@theravance.com

650-808-4045

THERAVANCE BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents and short-term marketable securities	$134,003	$327,484
Receivables from collaborative arrangements	17,057	16,785
Prepaid clinical and development services	1,634	1,513
Other prepaid and current assets	8,996	7,682
Total current assets	161,690	353,464
Property and equipment, net	9,288	11,875
Operating lease assets	37,576	40,126
Future contingent milestone and royalty assets	194,200	194,200
Restricted cash	836	836
Other assets	10,000	6,899
Total assets	$413,590	$607,400

Liabilities and Shareholders' Equity
Current liabilities	$25,368	$28,715
Long-term operating lease liabilities	41,118	45,407
Future royalty payment contingency	27,165	25,438
Unrecognized tax benefits	65,955	64,191
Other long-term liabilities	7,854	1,849
Shareholders' equity	246,130	441,800
Total liabilities and shareholders’ equity	$413,590	$607,400

(1)	The condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

THERAVANCE BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Revenue:
Viatris collaboration agreement (1)	$15,687	$12,445	$39,841	$34,010
Collaboration revenue	6	6	18	187
Licensing revenue	-	-	-	2,500
Total revenue	15,693	12,451	39,859	36,697

Costs and expenses:
Research and development (2)	8,311	9,867	32,308	48,044
Selling, general and administrative (2)	16,142	16,277	54,603	50,341
Restructuring and related expenses (2)	-	509	2,743	12,838
Total costs and expenses	24,453	26,653	89,654	111,223
Loss from operations	(8,760)	(14,202)	(49,795)	(74,526)
Interest expense	(609)	(1,545)	(1,727)	(5,819)
Loss on extinguishment of debt	-	(3,034)	-	(3,034)
Interest income and other income (expense), net	1,786	2,758	7,269	4,823
Loss from continuing operations before income taxes	(7,583)	(16,023)	(44,253)	(78,556)
Provision for income tax (expense) benefit	(1,367)	-	(2,430)	(12)
Net loss from continuing operations	(8,950)	(16,023)	(46,683)	(78,568)

Income from discontinued operations before income taxes	-	1,115,016	-	1,143,930
Provision for income tax expense	-	(182,362)	-	(182,868)
Net income from discontinued operations	-	932,654	-	961,062

Net income (loss)	$(8,950)	$916,631	$(46,683)	$882,494

Net income (loss) per share:
Continuing operations - basic and diluted	$(0.17)	$(0.21)	$(0.81)	$(1.04)
Discontinued operations - basic and diluted	$-	$12.35	$-	$12.70
Net income (loss) - basic and diluted	$(0.17)	$12.14	$(0.81)	$11.66

Shares used to compute per share calculations - basic and diluted	52,361	75,515	57,287	75,678

Non-GAAP net loss from continuing operations	$(712)	$(7,069)	$(22,979)	$(45,348)

(1)	While Viatris, Inc. records the total YUPELRI net sales, the Company is entitled to a 35% share of the net profit (loss) pursuant to a co-promotion agreement with Viatris as presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
YUPELRI net sales (100% recorded by Viatris)	$58,325	$53,423	$160,318	$146,166
YUPELRI net sales (Theravance Biopharma implied 35%)	20,414	18,698	56,111	51,158

(2) Amounts include share-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Research and development	$2,004	$2,623	$6,301	$10,062
Selling, general and administrative	4,258	5,196	12,890	15,724
Restructuring and related expenses	-	711	356	6,998
Total share-based compensation expense	$6,262	$8,530	$19,547	$32,784

THERAVANCE BIOPHARMA, INC.
Reconciliation of GAAP to Non-GAAP Net Loss from Continuing Operations
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
GAAP net loss from continuing operations	$(8,950)	$(16,023)	$(46,683)	$(78,568)
Adjustments:
Share-based compensation expense	6,262	8,530	19,547	32,784
Non-cash interest expense	609	424	1,727	424
Income tax expense (benefit)	1,367	-	2,430	12
Non-GAAP net loss from continuing operations	$(712)	$(7,069)	$(22,979)	$(45,348)